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                 March 30, 2022

       Robert A. Frist, Jr.
       President, Chief Executive Officer and Chairman
       HealthStream, Inc.
       500 11th Avenue North, Suite 1000
       Nashville, Tennessee 37203

                                                        Re: HealthStream, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed March 29,
2022
                                                            File No. 333-263949

       Dear Mr. Frist:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Patrick Faller, Staff Attorney, at (202) 551-4438 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Kevin Douglas